Exhibit 3.2
Execution copy
CERTIFICATE OF DESIGNATION
of
SERIES C JUNIOR PARTICIPATING PREFERRED STOCK
of
IMAGE ENTERTAINMENT, INC.,
(Pursuant to Section 151 of the
Delaware General Corporation Law)
Image Entertainment, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the board of directors of the Corporation as required by Section 151 of the General Corporation Law on December 20, 2009;
RESOLVED, that pursuant to the authority granted to and vested in the board of directors of the Corporation (hereinafter the “Board”) in accordance with the provisions of the certificate of incorporation of the Corporation, as currently in effect, the Board hereby creates a series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:
Series C Junior Participating Preferred Stock:
Section 1. Designation and Amount. The shares of such series shall be designated as “Series C Junior Participating Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting the Series C Preferred Stock shall be Two Hundred Seventy Thousand shares (270,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Stock.
Section 2. Dividends and Distributions.
(a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series C Preferred Stock with respect to dividends, each holder of a share of Series C Preferred Stock, in preference to the holders of shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when declared by the Board out of funds legally available for the purpose, dividends in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock. In the event the Corporation shall, at any time after January 8, 2010 (the “Initial Issuance Date”), declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series C Preferred Stock or the Series C Preferred Stock is not similarly subdivided or combined), then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b) The Corporation shall declare a dividend or distribution on the shares of Series C Preferred Stock as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in no event shall a dividend or distribution be declared by the Board on the Common Stock for which it does not declare and pay the dividend required to be declared on the Preferred Stock pursuant to Section 2(a).
(c) Declared but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time declared and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty days prior to the date fixed for the payment thereof.
Section 3. Voting Rights The holders of shares of Series C Preferred Stock shall have the following voting rights:
(a) Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall, at any time after the Initial Issuance Date, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series C Preferred Stock or the Series C Preferred Stock is not similarly subdivided or combined), then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in the Certificate of Incorporation, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(c) Except as set forth herein, or as otherwise provided by law, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
Section 4. Certain Restrictions.
(a) Until all declared and unpaid dividends and distributions on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;
(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the shares of Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or
(iv) redeem or purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.
Section 5. Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the certificate of incorporation, or in any other certificate of designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.
Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to the product of 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall, at any time after the Initial Issuance Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series C Preferred Stock or the Series C Preferred Stock is not similarly subdivided or combined), then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted or changed into other stock or securities, cash and/or any other property (or into the right to receive any of the foregoing), then in any such case each share of Series C Preferred Stock shall at the same time be similarly exchanged, converted or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, changed or exchanged. In the event the Corporation shall, at any time after the Initial Issuance Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series C Preferred Stock or the Series C Preferred Stock is not similarly subdivided or combined), then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 8. Conversion
(a) Subject to and upon compliance with the provisions of this Certificate of Designation including Section 8(g) below, the holder of any Series C Preferred Stock shall have the right, at its option, at any time after the Initial Issuance Date to convert any shares of Series C Preferred Stock into that number of fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) obtained by multiplying the number of shares of Series C Preferred Stock to be converted by the Conversion Ratio (as defined below) in effect at such time, by surrender of the certificate evidencing such shares of Series C Preferred Stock so to be converted in the manner provided. A holder of Series C Preferred Stock is not entitled to any rights of a holder of Common Stock until such holder has converted shares of Series C Preferred Stock to Common Stock, and only to the extent such shares of Series C Preferred Stock are deemed to have been converted to Common Stock under this Section 8.
(b) In order to exercise the conversion privilege with respect to any shares of Series C Preferred Stock, the holder of shares to be converted shall surrender such shares, duly endorsed, at an office or agency maintained by the Corporation for such purposes, and shall give written notice of conversion in the form provided on the certificate evidencing Series C Preferred Stock (or such other notice which is acceptable to the Corporation) to the office or agency that the holder elects to convert shares of Series C Preferred Stock. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, and shall be accompanied by transfer taxes, if required pursuant to Section 8(f). Each share of Series C Preferred Stock surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Series C Preferred Stock, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by, the holder or his duly authorized attorney. As promptly as practicable after satisfaction of the requirements for conversion set forth above, subject to compliance with any restrictions on transfer if shares issuable on conversion are to be issued in a name other than that of the holder (as if such transfer were a transfer of the Series C Preferred Stock), the Corporation shall issue and shall deliver to such holder at the office or agency maintained by the Corporation for such purpose, a certificate or certificates for the number of full shares of Common Stock to be issued by the Corporation upon the conversion of shares of Series C Preferred Stock in accordance with the provisions of this Section 8 and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 8(c). In case any Series C Preferred Stock shall be surrendered for partial conversion, the Corporation shall execute and deliver to the holder of the Series C Preferred Stock so surrendered, without charge to such holder, a new certificate evidencing the unconverted shares of Series C Preferred Stock evidenced by the surrendered certificate.
Each conversion shall be deemed to have been effected as to any such Series C Preferred Stock on the date on which the requirements set forth above in this Section 8(b) have been satisfied as to such Series C Preferred Stock, and the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Ratio in effect on the date upon which such Series C Preferred Stock shall be surrendered.
(c) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of Series C Preferred Stock. If any fractional share of stock would be issuable upon the conversion of any share or shares of Series C Preferred Stock, the Corporation shall make an adjustment and payment therefor in cash at the fair market value per share. To the extent the Common Stock is listed or quoted for trading on a recognized national trading market, the current market price of a share of Common Stock shall be the Closing Price on the last business day immediately preceding the day on which the Series C Preferred Stock is deemed to have been converted.
(d) The conversion ratio applicable to the Series C Preferred Stock shall be 1,000 shares of Common Stock for each share of Series C Preferred Stock (herein called the “Conversion Ratio”), subject to adjustment as provided in this Section 8.
(e) The Conversion Ratio shall be adjusted from time to time by the Corporation as follows:
(1) In case the Corporation shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Ratio in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by multiplying such Conversion Ratio by a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (y) the total number of shares constituting such dividend or other distribution and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation. If any dividend or distribution of the type described in this Section 8(e)(1) is declared but not so paid or made, the Conversion Ratio shall again be adjusted to the Conversion Ratio which would then be in effect if such dividend or distribution had not been declared.
(2) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Ratio in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Ratio in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.
(3) Whenever the Conversion Ratio is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Ratio to each holder of Series C Preferred Stock at his last address appearing on the share register, within twenty (20) days after the effectiveness thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
(4) For purposes of this Section 8(e), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.
(f) The issuance of stock certificates on conversions of shares of Series C Preferred Stock shall be made without charge to the converting holder for any tax in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of stock in any name other than that of the holder of any share of Series C Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
(g) The Corporation shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of the shares of Series C Preferred Stock from time to time as such are presented for conversion. The Company covenants that all shares of Common Stock which may be issued upon conversion of Series C Preferred Stock will upon issuance be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issuance thereof, other than those created by or imposed upon the holders through no action of the Company. If at any time a holder of shares of Series C Preferred Stock seeks to convert shares of Series C Preferred Stock pursuant to Section 8(b), and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion, the Company shall promptly (i) take all action within its control to cause a sufficient number of additional shares to be authorized and (ii) issue to the holder (or holders, if more than one holder seeks to convert shares of Series C Preferred Stock pursuant to Section 8(b) on the same date, pro-rata based on the ratio that the number of shares of Series C Preferred Stock then held by each such holder bears to the aggregate number of such shares held by such holders) all of the shares of Common Stock that are available to effect such conversion. The number of shares of Series C Preferred Stock sought to be converted which exceeds the amount which is then convertible into available shares of Common Stock (the “Excess Amount”) shall not be convertible into Common Stock in accordance with the terms hereof until (and at the holder’s option at any time after) the date additional shares of Common Stock are authorized by the Company to permit such conversion.

(h) If any shares of Series C Preferred Stock remain outstanding on the Mandatory Conversion Date (as defined below), then all such shares of Series C Preferred Stock will be automatically converted as of such date in accordance with this Section 8 as if the holders of such shares of Series C Preferred Stock had exercised a privilege to convert such shares and voluntarily surrendered such shares for conversion on the date immediately preceding the Mandatory Conversion Date, and the conversion date had been fixed as of the Mandatory Conversion Date. All holders of Series C Preferred Stock shall thereupon and within ten (10) business days after receipt of notice of the occurrence of the Mandatory Conversion Date surrender all certificates for Series C Preferred Stock, duly endorsed for cancellation, to the Corporation. No Person shall thereafter have any rights in respect of Series C Preferred Stock, except the right to receive shares of Common Stock on conversion thereof. “Mandatory Conversion Date” means the first date on which the Corporation has sufficient authorized but unissued shares of Common Stock, together with shares of Common Stock held in treasury, to provide for conversion in full of the Series C Preferred Stock, after taking into account shares reserved for issuance upon exercise of outstanding rights, warrants and options and upon conversion of outstanding convertible securities.
Section 9. No Redemption. The shares of Series C Preferred Stock shall not be redeemable.
Section 10. Rank. The Series C Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.
Section 11. Amendment. The certificate of incorporation of the Corporation shall not be amended, including any amendment through consolidation, merger, combination or other transaction, in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class.
Section 12. Definitions. As used herein, the terms below shall have the following meanings:
(a) “Closing Price” with respect to any securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market (collectively, “Nasdaq”), or, if such security is not listed or admitted to trading on Nasdaq, on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by Pink Quote (operated by Pink OTC Markets) or the OTC Bulletin Board or a similar generally accepted national reporting service.

(b) “fair market value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s length transaction.
(c) “Person” means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.
(d) “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation as of January 8, 2010.

IMAGE ENTERTAINMENT, INC.
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	President and Chief Financial Officer

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